Exhibit 99.1

     Illumina Reports Financial Results for Second Quarter 2004;
           Revenues Increase 140% Over Second Quarter 2003

    SAN DIEGO--(BUSINESS WIRE)--July 14, 2004--Illumina, Inc. (NASDAQ:ILMN) announced today its financial results for the second quarter and six-month period ended June 27, 2004.
    For the quarter ended June 27, 2004, the Company reported revenue of $11.5 million, a 140% increase compared to revenue of $4.8 million in the second quarter of 2003. Product revenue for the period was $9.0 million, a $6.3 million increase over the second quarter of 2003. Revenue for the six-month period ended June 27, 2004 was $22.3 million, a 148% increase compared to revenue of $9.0 million for the same six-month period in 2003. For the quarter ended June 27, 2004, the Company reported a net loss of $3.5 million, or $0.10 per share, compared to a net loss of $8.6 million, or $0.27 per share, in the second quarter of 2003. Net loss for the six-month period ended June 27, 2004 was $7.4 million, or $0.22 per share, compared to a net loss of $17.6 million, or $0.55 per share, for the same six-month period in 2003. Cash and investments at June 27, 2004, including restricted cash, totaled $66.2 million.
    During the quarter, Illumina announced an agreement with and installed at the University of Southern California's (USC) Keck School of Medicine a production-scale SNP genotyping BeadLab capable of generating routinely over eight hundred thousand genotypes per day. The Company also shipped twelve benchtop BeadStation systems to core labs and individual researchers for moderate-throughput genomics applications. After the end of the quarter, Illumina announced an additional BeadLab agreement with the University of California, Los Angeles (UCLA).
    In April, Illumina announced the development of a line of fixed-content genotyping products based on a revolutionary new assay and Sentrix(R) BeadChip configuration. This line of microarray solutions will allow large-scale interrogation of variation in the human genome at many levels of resolution, accelerating the ability of researchers to cost-effectively unlock the genetic basis of disease. And in May, the Company announced breakthrough pricing for two new BeadChips that will, for the first time ever, enable parallel, genome-wide expression analysis of multiple samples on a single microarray. The gene expression products are expected to be available in the third quarter.
    Commenting on the second quarter's results, Jay Flatley, Illumina President and CEO stated, "This was the first full quarter of BeadStation system sales and we are pleased to have exceeded our shipment goals on this new product. We received orders from all major geographic regions demonstrating the effectiveness of our growing worldwide sales and support network. The majority of BeadStation shipments were the 500GX model providing customers the ability to study both gene expression and genotyping, and reflecting the flexibility of our BeadArray technology."
    "Our continued ability to provide high-performance, cost-effective products to customers helped us achieve our twelfth consecutive quarter of sequential revenue increases," stated Tim Kish, Illumina's CFO. "With gross margins again above 70%, increasing market acceptance of our new BeadStation systems and the upcoming rollout of our two whole genome BeadChip products, we remain well positioned to reach breakeven early in 2005," added Kish.



    Other Quarterly News and Highlights

    --  Year to date, Illumina has sold three BeadLabs and 14
        BeadStations against a 2004 fiscal year milestone of 20 system sales.

    -- Illumina raised approximately $30.7 before expenses with a common stock offering completed in May.

    -- Illumina has signed 11 genotyping service agreements through the second quarter compared to a full-year milestone target of 20 such agreements.

    -- Expanded geographical sales and service coverage with the addition of distributors in South Korea and Spain.

    -- Published research articles and citations continue to expand. In the May issue of Genome Research, Illumina authored two research articles and coauthored a third with GlaxoSmithKline.

    -- The U.S. Patent and Trade Office awarded one new patent to Illumina, bringing our total to 32 issued or allowed and 71 pending.



    A significant portion of the Company's revenue is derived from large individual transactions such as the sale of production genotyping systems and large genotyping service contracts, including the Company's work on the International HapMap project. Because these transactions do not occur regularly and there is a long sales cycle for such transactions, revenues of these types may not occur on a frequent or consistent basis. In addition, the amount of the Company's total revenues is subject to fluctuations in demand from seasonality impacts, the timing and amount of government grant funding programs, the timing and size of research projects performed by customers and changes in overall spending levels in the life sciences industry. Given the difficulty in predicting the timing and magnitude of sales of its products, the Company may experience quarter-to-quarter fluctuations in revenue, resulting in the potential for a sequential decline in quarterly revenue.
    Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray(TM) technology -- now used in leading genomics centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are Illumina's ability to fully develop and commercialize its BeadArray technologies, the costs and outcome of Illumina's litigation with Applied Biosystems, the Company's ability to successfully commercialize its integrated BeadLab and BeadStation systems for high-throughput genetic analysis, to continue to attract and retain customers in its services and oligonucleotide synthesis operations, to fully develop its BeadArray technologies, to develop and deploy new gene expression profiling and proteomics applications for its platform technology, to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.



                            ILLUMINA, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------
                (in thousands except per share amounts)
                             (Unaudited)


                                       Three months     Six months
                                          ended           ended
                                   ----------------- -----------------
                                   June 27, June 29, June 27, June 29,
                                     2004    2003     2004     2003
                                   ----------------- -----------------

Revenue:
      Product                        $9,045  $2,727  $17,984   $4,134
      Service                         1,815   1,463    2,965    3,330
      Research                          626     579    1,340    1,581
                                    ---------------- -----------------
          Total revenue              11,486   4,769   22,289    9,045

Costs and expenses:
       Cost of revenue                3,067   2,026    5,869    3,936
       Research and development       5,320   6,222   10,496   11,944
       Selling, general and
        administrative                5,993   4,140   11,731    8,720
       Amortization of deferred
        compensation and other non-
          cash compensation charges     250     684      568    1,549
       Litigation judgment              189     189      378      378
                                    ---------------- -----------------
          Total costs and expenses   14,819  13,261   29,042   26,527

                                    ---------------- -----------------
Loss from operations                 (3,333) (8,492)  (6,753) (17,482)

Interest expense, net                  (183)   (100)    (694)     (70)
                                    ---------------- -----------------

Net loss                            $(3,516)$(8,592) $(7,447)$(17,552)
                                    ================ =================

Net loss per share, basic and
 diluted                             $(0.10) $(0.27)  $(0.22)  $(0.55)
                                    ================ =================

Shares used in calculating net loss
 per share, basic and diluted        34,960  31,808   33,754   31,696
                                    ================ =================



                            ILLUMINA, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                            (in thousands)

                                                   June 27,   Dec. 28,
                                                     2004      2003
                                                  ----------- --------
                                                  (unaudited)  (Note)
ASSETS
Current assets:
       Cash and investments                          $54,110  $32,882
       Short term restricted investments              12,069        -
       Other current assets                           13,089    7,536
                                                  ----------- --------
          Total current assets                        79,268   40,418
Property and equipment, net                           45,129   45,777
Long term restricted investments                           -   12,191
Intangible and other assets, net                         904      848
                                                  ----------- --------
          Total assets                              $125,301  $99,234
                                                  =========== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $20,543   $8,189
Long-term debt and liabilities                        35,057   43,657
Stockholders' equity                                  69,701   47,388
                                                  ----------- --------
          Total liabilities and stockholders'
           equity                                   $125,301  $99,234
                                                  =========== ========


Note: The Balance Sheet at December 28, 2003 has been derived from the audited financial statements as of that date.


    CONTACT: Illumina, Inc
             Jay Flatley, President & CEO
             858-202-4501
             jflatley@illumina.com
                 or
             Timothy Kish, Chief Financial Officer
             858-202-4508
             tkish@illumina.com